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                                                                    EXHIBIT 99.1


                        PLUMAS BANK TO BUY FIVE BRANCHES
                             FROM PLACER SIERRA BANK

Quincy, California, April 30, 2003 -- Plumas Bank announced today that it has entered into an agreement with Placer Sierra Bank to purchase five branches from the Auburn, California based bank. These branches are located in Quincy, Portola, Loyalton, Truckee and Kings Beach, California.

"We are excited about the opportunity to serve these new customers," said Bill Elliott, president and chief executive officer of Plumas Bank. "Although we are new to the Loyalton and Kings Beach communities, we have recently been warmly welcomed by the residents and businesses served by our new Truckee office. This transaction will compliment our current branch network and our new branch opening in Tahoe City in August. The two banks will work closely together to be sure that all of our new customers experience a warm welcome and a smooth transition."

"Placer Sierra Bank intends to focus on its key growth markets in Placer, Sacramento and El Dorado counties subsequent to the sale", explained Harvey Ferguson, president and chief executive officer of that bank. "For the past nine months we searched for a buyer which shared the same community banking philosophy as Placer Sierra Bank", said Ferguson. "Plumas Bank is the dominant bank in Northeastern California, with a strong sense of civic leadership, local ownership and decision making, and a history of strong earnings performance."

Placer Sierra Bank has several expansion projects currently underway, including the remodeling and enlarging of its Rocklin, Granite Drive Branch, a new West Rocklin branch located along the Highway 65 corridor and a relocation and expansion of its Cool, California branch.

The sales transaction, which is subject to regulatory approval, is expected to close in approximately 120 days. "The customer transition to Plumas Bank should go very smoothly given Plumas Bank's excellent reputation for customer service", said Ferguson.

Founded in 1946, Placer Sierra Bank currently operates 28 branch locations, including Sacramento Commercial Bank, serving the residents and businesses of Placer, Sacramento, Nevada, El Dorado, Plumas and Sierra counties. Placer Sierra Bank is a member of the FDIC and an Equal Housing Lender.

Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, currently operates nine traditional branches in Northeastern California's Plumas, Lassen, Modoc, Nevada, and Shasta counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Plumas Bancorp's stock is listed on the over-the-counter market under the stock symbol PLBC.

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This news release includes forward-looking statements about Placer Sierra Bank's and Plumas Bank's financial condition, results of operations, plans, objectives and/or future performance. A number of factors, many of which are beyond the control of Placer Sierra Bank and Plumas Bank, could cause actual results to differ materially from those in the forward-looking statements.